Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 1, 2020 (the “Effective Date”), among Donegal Mutual Insurance Company, a Pennsylvania mutual insurance company having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (“Donegal Mutual”), Donegal Group Inc., a Delaware corporation having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (“DGI,” and, together with Donegal Mutual, the “Employers”), and                             , an individual whose principal office address is 1195 River Road, Marietta, PA 17547 (“Executive”).

WITNESSETH:

WHEREAS, the Employers desire, by this Agreement, to provide for the continued employment of Executive by the Employers, and Executive agrees to the continued employment of Executive by the Employers, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to Executive’s continued employment by the Employers;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. Beginning on the Effective Date, the Employers agree to continue to employ Executive and Executive agrees to continue to provide services to the Employers from the Effective Date until 3 years (i.e., 36 months) later (the “Employment Period”). The Employment Period shall be automatically extended for an additional one (1) year term thereafter, unless either party provides the other party with written notice of intent to have the Employment Period expire without renewal no later than sixty (60) days prior to the end of the then-current Employment Period, or this Agreement is otherwise terminated by either party.

2.    Position and Duties.

(a)    During the Employment Period: (i) Donegal Mutual agrees to continue to employ Executive, and Executive agrees to continue Executive’s employment as, the                          of Donegal Mutual and (ii) DGI agrees to continue to employ Executive, and Executive agrees to continue Executive’s employment as, the                          of DGI, with the positions described in clauses (i) and (ii) collectively referred to in this Agreement as the “Position,” in accordance with the terms and subject to the conditions this Agreement sets forth. Donegal Mutual and DGI shall be jointly and severally liable to Executive with respect to (i) all liabilities of Donegal Mutual to Executive under this Agreement and (ii) all liabilities of DGI to Executive under this Agreement; provided, however, that Donegal Mutual shall not be responsible for any liability of DGI to Executive to the extent that DGI has discharged such liability, and DGI shall not be responsible for any liability of Donegal Mutual to Executive to the extent that Donegal Mutual has discharged such liability. Executive shall serve in the Position and in such capacity and shall have the normal duties, responsibilities, functions and authority consistent with the Position, subject to the power and authority of the respective board of directors of Donegal Mutual and DGI (together, the “Boards”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Employers. During the Employment Period, Executive shall render such services to the Employers which are consistent with the Position and as the President and Chief Executive Officer and/or as either of the Boards may from time to time direct.

(b)    During the Employment Period, Executive shall report to the President and Chief Executive Officer or his designee and shall devote his best efforts and his full business time and attention to the business and affairs of the Employers. Executive shall perform his duties, responsibilities and functions to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Employers in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall develop, support and implement the business and strategic plans approved from time to time by the Boards and shall support and cooperate with the Employers’ efforts to expand their business and operate profitably and in conformity with the business and strategic plans approved by the Boards. So long as Executive is employed by one or both of the Employers, Executive shall not, without the prior written consent of the Boards, accept other employment, perform other services for compensation, or perform other work that results in any financial benefit to Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from engaging in educational, charitable, political, professional and civic activities, provided that such engagement does not interfere with Executive’s duties and responsibilities hereunder.

3.    Compensation and Benefits.

(a)    Base Salary. During the Employment Period, Executive shall receive a base salary of                      Dollars ($        ) per annum (the “Base Salary”), which may be modified by the Employers in their sole discretion (provided, however, that any decrease in Executive’s Base Salary shall be made only if the Employers contemporaneously and proportionately decrease the base salaries of all senior executives of such Employers).

(b)    Payment of Base Salary. The Base Salary shall be payable by the Employers in regular installments in accordance with the Employers’ payroll practices in effect from time to time, less withholdings and deductions required or permitted by applicable law.

(c)    Annual Bonus. During the Employment Period, Executive shall be eligible to receive an annual performance bonus (an “Annual Bonus”), subject to the (i) achievement of Employers’ performance criteria, as determined in the Employers’ sole discretion, and (ii) Executive’s continued employment with the Employers through the end of the year for which such bonus is paid (except as otherwise provided in Section 4). The Employers’ performance criteria shall be determined in good faith by the President and Chief Executive Officer or his designee, in consultation with Executive. The Annual Bonus shall be paid in a single lump sum payment, less withholdings and deductions required or permitted by applicable law, to Executive when annual bonuses for that year are paid to other executives of the Employers, but in no event later than the March 15th following the end of the year for which the bonus is paid.

(d)    Incentive Plans. Executive shall be entitled to participate in any incentive plans that the Employers may sponsor, if any, in accordance (in all material respects) with the applicable policies of the Employers relating to incentive compensation for executive officers, and based on the objectives set forth in such Employers’ executive incentive plans.

(e)    Employee Benefits. Throughout Executive’s employment during the Employment Period, the Employers shall provide Executive with all employee benefits and fringe benefits as may be provided from time to time to the Employers’ executives.

(f)    Expense Reimbursement. During the Employment Period, and subject to Section 21(d) hereunder, the Employers shall reimburse Executive, within a reasonable period of time of Executive submitting an expense report to the Employers, for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Employers’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Employers’ requirements with respect to reporting and documentation of such expenses.

4.    Notice of Termination; Employers’ Obligations Upon Cessation of Employment Period.

(a)    Notice of Termination. Subject to the terms of this Agreement, the Employment Period and Executive’s employment with the Employers may be terminated by either party at any time and for any or no reason. Any termination of employment by the Employers or by Executive under this Section 4 shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon. Executive’s final day of employment with the Employers, as set forth in such written notice, shall be the “Termination Date.”

(b)    Employers’ Obligations Upon Cessation of the Employment Period.

(i)    Accrued Payments. Upon Executive’s termination of employment for any reason, Executive shall be entitled to receive: (A) payment of any unpaid premiums for medical and dental insurance coverage through the Termination Date for Executive (and his immediate family) and any other employee benefits Executive is entitled to hereunder, (B) payment of all accrued but unpaid vacation; (C) any expense reimbursement owed to Executive under Section 3(f), which shall be paid within thirty (30) days of the Termination Date; and (D) the Base Salary earned for services rendered by Executive through the Termination Date, which shall be paid on the next succeeding payroll date (collectively, the “Accrued Payments”).

(ii)    Termination Without Cause, for Good Reason or Following Change of Control. If Executive’s employment is terminated without Cause by the Employers, Executive resigns for Good Reason, or Executive resigns with or without Good Reason within twelve (12) months after the consummation of a Change of Control, and subject to Section 4(c) below, then Executive shall be entitled to the Accrued Payments and shall also be entitled to receive:

(A)    any unpaid Annual Bonus earned by Executive with respect to the year ending prior to the year in which the Termination Date occurs, notwithstanding Executive’s termination of employment, which shall be paid in a lump sum at the same time, and calculated in the same manner, as the Annual Bonus would have been paid and calculated had there not been a termination of Executive’s employment;

(B)    severance pay in an amount equal to thirty-six (36) months of his Base Salary in effect on the Termination Date (the “Severance Payment”). The Severance Payment shall be payable in equal installments, with the first installment payable on the Employers’ first regularly scheduled payroll date occurring after the effective date of the general release; and

(C)    The Employers shall pay as a lump sum to Executive the full aggregate premium cost (calculated based on the current premium cost as of the Termination Date) that the Employers and Executive would have paid to maintain the same medical, health, disability and life insurance coverage the Employers provided to Executive immediately prior to the Termination Date had Executive remained employed for thirty-six (36) months following the Termination Date.

For purposes of the Agreement, the compensation and benefits referenced in Section 4(b)(ii)(A)-(C) are referred to as the “Severance Benefits.” The Severance Benefits shall be paid to Executive less withholdings and deductions required or permitted by applicable law.

(iii)    Termination for Cause, Death or Incapacity, or Resignation Without Good Reason. If the Employment Period is terminated by the Employers for Cause or upon Executive’s resignation without Good Reason (other than a resignation within twelve (12) months after the consummation of a Change of Control), or death or Incapacity (as determined by the Boards in their good faith judgment), Executive shall only be entitled to receive the Accrued Payments (if any), and shall not be entitled to any other salary, compensation or benefits from the Employers after termination of the Employment Period, except as otherwise specifically provided for under the Employers’ employee benefit plans or as otherwise expressly required by applicable law. Notwithstanding the foregoing, in the event of Executive’s death, the Employers shall continue to pay Executive’s then Base Salary to the Executive’s estate or personal representative for a period of two (2) years in fifty-two (52) equal bi-weekly installment payments, with the first payment commencing on the Employers’ first regularly scheduled payroll date occurring after Executive’s death.

(iv)    Except as otherwise expressly provided herein, all of Executive’s rights to salary, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law. The Employers may offset any amounts Executive owes the Employers against any amounts the Employers owe Executive hereunder, provided, that such amounts claimed to be owed by Executive have not been disputed by Executive after sufficient advance written notice thereof by the Employers.

(c)    The Employers’ obligation to provide the Severance Benefits to Executive shall be conditioned upon Executive’s execution and the irrevocability of a general release in a form reasonably acceptable to the Employers. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, compensation or other benefits after termination of the Employment Period, except as specifically provided for in the Employers’ employee benefit plans or as otherwise expressly required by applicable law.

(d)    For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful and continued failure substantially to perform Executive’s material duties with the Employers as set forth in this Agreement, or the commission by Executive of any activities constituting a willful violation or breach under any material federal, state or local law or regulation applicable to the activities of Donegal Mutual or DGI or their respective subsidiaries and affiliates, in each case, after notice of such failure, breach or violation from the Employers to Executive and a reasonable opportunity for Executive to cure such failure, breach or violation in all material respects, (ii) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions by Executive that cause intentional material damage to the property or business of Donegal Mutual or DGI or their respective subsidiaries and affiliates, (iii) Executive’s repeated absences from work such that Executive is substantially unable to perform Executive’s duties under this Agreement in all material respects other than for physical or mental impairment or illness or (iv) Executive’s non-compliance with the provisions of Section 2(b) of this Agreement after notice of such non-compliance from the Employers to Executive and a reasonable opportunity for Executive to cure such non-compliance.

(e)    For purposes of this Agreement “Incapacity” shall be deemed to occur if the Boards, in their good faith judgment, determine that Executive is mentally or physically disabled or incapacitated such that he cannot perform his duties and responsibilities under this Agreement and, within thirty (30) days of receipt of the Boards’ good faith determination, either (i) Executive fails to undertake a physical and/or mental examination by a physician reasonably acceptable to the Boards or (ii) after Executive undertakes a physical and/or mental examination by a physician reasonably acceptable to the Boards, such physician fails to certify to the Boards that Executive is physically and mentally able and capable of performing his duties and responsibilities under this Agreement.

(f)    For purposes of this Agreement, “Good Reason” shall mean (i) a material diminishment of Executive’s Position or the scope of Executive’s authority, duties or responsibilities as this Agreement describes without Executive’s written consent, excluding for this purpose any action the Employers do not take in bad faith and that the Employers remedy promptly following written notice thereof from Executive to the Employers, (ii) a relocation of Executive’s principal business location to a location that is more than forty (40) miles farther from Executive’s current resident office in 1195 River Road, Marietta, PA 17547, or (iii) a material breach by either of the Employers of their respective obligations to Executive under this Agreement; provided, however, that with respect to any termination by Executive for Good Reason, Executive shall have provided the Employers with written notice within ninety (90) days of the date on which Executive first had actual knowledge of the existence of the Good Reason condition and which such Good Reason condition shall not have been cured or otherwise rectified by the Employers in all material respects to the reasonable satisfaction of Executive within thirty (30) days after the Employers receive such written notice.

(g)     For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred in the event of any of the following (each a “Transaction”):

(i)     the acquisition of shares of DGI by any “person” or “group,” as Rule 13d-3 under the Securities Exchange Act of 1934, as now or hereafter amended, uses such terms, in a transaction or series of transactions that result in such person or group directly or indirectly first owning after the Effective Date more than 25% of the aggregate voting power of DGI’s Class A common stock and Class B common stock taken as a single class,

(ii)     the consummation of a merger of Donegal Mutual or other business combination transaction involving Donegal Mutual in which Donegal Mutual is not the surviving entity,

(iii)     the consummation of a merger of DGI or other business combination transaction involving DGI after which the holders of the outstanding voting capital stock of DGI taken as a single class do not collectively own 60% or more of the aggregate voting power of the entity surviving such merger or other business combination transaction,

(iv)     the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of DGI, but excluding therefrom the sale and re-investment of the consolidated investment portfolio of DGI and its subsidiaries,

(v)     a change in the composition of the board of directors of Donegal Mutual in which the individuals who, as of the Effective Date, constitute the board of directors of Donegal Mutual (the “Incumbent Donegal Mutual Board”) cease for any reason to constitute at least a majority of the board of directors of Donegal Mutual; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Donegal Mutual’s members, was approved by a vote of at least a majority of the directors then comprising the Incumbent Donegal Mutual Board shall be considered as though such individual were a member of the Incumbent Donegal Mutual Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual or entity other than the board of directors of Donegal Mutual or

(vi)     a change in the composition of the board of directors of DGI in which the individuals who, as of the Effective Date, constitute the board of directors of DGI (the “Incumbent DGI Board”) cease for any reason to constitute at least a majority of the board of directors of DGI; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by DGI’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent DGI Board shall be considered as though such individual were a member of the Incumbent DGI Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual or entity other than the board of directors of DGI.

A Transaction constituting a Change of Control in the case of subsections (i), (ii), (iii) or (iv) shall only be deemed to have occurred upon the closing of the Transaction. For purposes of this Agreement, consummation of a Change of Control shall only be deemed to have occurred upon the closing of a Transaction.

(h)    The Employers and Executive mutually agree to reimburse either party for the reasonable fees and expenses of either party’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Employers or Executive are successful on the merits.

(i)    In the event that the independent registered public accounting firm of either of the Employers or the Internal Revenue Service (“IRS”) determines that any payment, coverage or benefit provided to Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), any successor provisions thereto or any interest or penalties Executive incurs with respect to such excise tax, the Employers, within thirty (30) days thereafter, shall pay to Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this Section 4(i), upon the receipt of the payments for which this Agreement provides being no less advantageous to Executive than the net after tax position to Executive that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to Executive and the Employers and whose fees and costs shall be paid for by the Employers, shall make all determinations this Section 4(i) requires.

5.    Confidential Information.

(a)    Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, during the Employment Period and after employment ends (regardless of the reason), without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any non-public confidential or proprietary information with respect to the Employers, including, without limitation, their business relationships, negotiations and past, present and prospective activities, methods of doing business, know-how, trade secrets, data, formulae, product designs and styles, product development plans, customer lists, investors, and all papers, resumes and records (including computer records) of the documents containing such information (“Confidential Information”). Executive stipulates and agrees that as between Executive and the Employers the foregoing matters are important and that material and confidential proprietary information and trade secrets affect the successful conduct of the businesses of the Employers (and any successors or assignees of the Employers). Nothing about the foregoing shall preclude Executive from testifying truthfully in any forum or from providing truthful information, including, but not limited to, Confidential Information, to any government agency or commission. The term “Confidential Information” does not include information which (i) was already in Executive’s possession prior to the time of disclosure by or on behalf of the Employers, provided that such information was not furnished to Executive by a source known by Executive to be bound by a confidentiality agreement with, or other obligations of confidentiality in favor of, the Employers, (ii) was or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (iii) becomes available to Executive on a non-confidential basis from a source other than the Employers, provided that such source is not known by Executive to be bound by a confidentiality agreement with, or other obligations of confidentiality in favor of, the Employers, or (iv) was or is independently developed by Executive without use of or reference to any Confidential Information.

(b)    Executive agrees to deliver or return to the Employers, at the Employers’ written request, at any time or upon termination of his employment (regardless of the reason): (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Employers or prepared by Executive in connection with, and during the term of, his employment by the Employers, regardless of whether Confidential Information is contained therein, and (ii) all physical property of the Employers which Executive received in connection with Executive’s employment with the Employers including, without limitation, credit cards, passes, door and file keys, and computer hardware and software existing in tangible form.

(c)    The Defend Trade Secrets Act of 2016 (the “Act”) provides that: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Act further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)    Executive represents and warrants to the Employers that, to the best of his knowledge, Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Employers do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

6.    Work Product and Intellectual Property, Inventions and Patents.

(a)    For purposes of this Agreement:

(i)    “Work Product” shall include (A) all works, materials, ideas, innovations, inventions, discoveries, techniques, methods, processes, formulae, compositions, developments, improvements, technology, know-how, algorithms, data and data files, computer process systems, computer code, software, databases, hardware configuration information, research and development projects, experiments, trials, assays, lab books, test results, specifications, formats, designs, drawings, blueprints, sketches, artwork, graphics, documents, records, writings, reports, machinery, prototypes, models, sequences, and components; (B) all tangible and intangible embodiments of the foregoing, of any kind or format whatsoever, including in printed and electronic media; and (C) all Intellectual Property Rights (as defined below) associated with or related to the foregoing;

(ii)    “Employers’ Work Product” shall include all Work Product that Executive partially or completely creates, makes, develops, discovers, derives, conceives, reduces to practice, authors, or fixes in a tangible medium of expression, whether solely or jointly with others and whether on or off the Employers’ premises, in connection with the Employers’ business, (A) while employed by the Employers, or (B) with the use of the time, materials, or facilities of the Employers, or (C) relating to any product, service, or activity of the Employers of which Executive has knowledge, or (D) suggested by or resulting from any work performed by Executive for the Employers; and

(iii)    “Intellectual Property Rights” means any and all worldwide rights, title, or interest existing now or in the future under patent law, trademark law, copyright law, industrial rights design law, moral rights law, trade secret law, and any and all similar proprietary rights, however denominated, and any and all continuations, continuations-in-part, divisions, renewals, reissue, reexaminations, extensions and/or restorations thereof, now or hereafter in force and effect, including without limitation all patents, patent applications, industrial rights, mask works rights, trademarks, trademark applications, trade names, slogans, logos, service marks and other marks, copyrightable material, copyrights, copyright applications, moral rights, trade secrets, and trade dress.

(b)    Executive acknowledges and agrees that all Employers’ Work Product is and shall belong to the Employers. Executive shall and hereby does irrevocably assign and transfer to the Employers all of Executive’s right, title, and interest in and to all Employers’ Work Product, which assignment shall be effective as of the moment of creation of such Employers’ Work Product without requiring any additional actions of the parties.

(c)    All copyrightable material included in Employers’ Work Product that qualifies as a “work made for hire” under the U.S. Copyright Act is deemed a “work made for hire” created for and owned exclusively by the Employers, and the Employers shall be deemed the owner of the copyright and all other Intellectual Property Rights associated therewith.

(d)    To the extent any of the rights, title, and interest in and to Employers’ Work Product cannot be assigned by Executive to the Employers, Executive hereby grants to the Employers a perpetual, exclusive, royalty-free, transferable, assignable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title, and interest. To the extent any of the rights, title, and interest in and to Employers’ Work Product can neither be assigned nor licensed by Executive to the Employers, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title, and interest against the Employers, or their directors, managers, officers, agents, employees, contractors, successors, or assigns. For the avoidance of doubt, this Section 6(d) shall not apply to any Work Product that (i) does not relate, at the time of creation, making, development, discovery, derivation, conception, reduction to practice, authoring, or fixation in a tangible medium of expression of such Work Product, to the Employers’ business or actual or demonstrably anticipated research, development or business; (ii) was developed entirely on Executive’s own time; (iii) was developed without use of any of the Employers’ equipment, supplies, facilities, or trade secret information; and (iv) did not result from any work Executive performed for the Employers.

(e)    Executive agrees, during and after Executive’s employment, to perform and to assist the Employers and their successors, assigns, delegates, nominees, and legal representatives with all acts that the Employers deem necessary or desirable to permit and assist the Employers in applying for, obtaining, perfecting, protecting, and enforcing the full benefits, enjoyment, rights, and title throughout the world of the Employers in and to all Employers’ Work Product, which acts and assistance may include, without limitation, the signing and execution of documents and assistance or cooperation in the filing, prosecution, registration, and memorialization of assignment of any applicable Intellectual Property Rights; acts pertaining to the enforcement of any applicable Intellectual Property Rights; and acts pertaining to other legal proceedings related to Employers’ Work Product. If the Employers are unable for any reason to secure Executive’s signature to any document that the Employers deem necessary or desirable to permit and assist the Employers in applying for, obtaining, perfecting, protecting, and enforcing the full benefits, enjoyment, rights and title throughout the world of the Employers in and to all Employers’ Work Product, Executive hereby irrevocably designates and appoints the Employers, their officers, and managers as Executive’s attorney in fact to sign and execute such documents in Executive’s name, all with the same legal force and effect as if executed by Executive. This designation of power of attorney is a power coupled with an interest and is irrevocable. Executive will not retain any proprietary interest in any Employers’ Work Product and shall not register, file, seek to obtain, or obtain any Intellectual Property Rights covering any Employers’ Work Product in his own name.

(f)    Upon the written request of the Employers, Executive agrees to disclose and describe to the Employers promptly and in writing to the Employers all Employers’ Work Product to which the Employers are entitled as provided above. Executive shall deliver all Employers’ Work Product in Executive’s possession whenever the Employers so request in writing, and, in any event, upon the written request of the Employers, prior to or upon Executive’s termination of employment. After the Employers confirm receipt of Employers’ Work Product, Executive shall delete or destroy all Employers’ Work Product in Executive’s possession whenever the Employers so requests in writing and at the Employers’ reasonable direction, without retaining any copies thereof, and, in any event, prior to or upon Executive’s termination of employment.

(g)    Consistent with Executive’s obligations under Section 5, Executive shall hold in the strictest confidence, and will not disclose, furnish or make accessible to any person or entity (directly or indirectly) Employers’ Work Product, except as required in accordance with Executive’s duties as an employee of the Employers.

(h)    Upon the written request of the Employers, Executive agrees to disclose promptly in writing to the Employers’ all Work Product created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive for six (6) months after the termination of employment with the Employers, whether or not Executive believes such Work Product is subject to this Agreement, to permit a determination by the Employers as to whether or not the Work Product is or should be the property of the Employers. Executive recognizes that Work Product or Confidential Information relating to Executive’s activities while working for the Employers and created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive, alone or with others, within six (6) months after termination of Executive’s employment with the Employers, may have been so created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive in significant part while employed by the Employers. Accordingly, Executive agrees that such Work Product and Confidential Information shall be presumed to have been created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression during Executive’s employment with the Employers and are to be promptly disclosed and assigned to the Employers unless and until Executive establishes the contrary by written evidence satisfying a clear and convincing evidence standard of proof.

(i)    For the avoidance of doubt, Executive shall not be entitled to any additional or special compensation or reimbursement in fulfilling his obligations under this Section 6, except that the Employers, shall reimburse Executive for any reasonable out of pocket expenses which Executive may incur on behalf of the Employers.

7.    Non-Solicitation; Non-Disparagement.

(a)    For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any insurance company, insurance holding company or any such entities in the process of organization or application for state regulatory approval and shall also include other entities that offer services or products competitive with the services or products which the Employers or their respective subsidiaries or affiliates currently offer or may in the future offer.

(b)    During the Employment Period and for a period of two (2) years (the “Restricted Period”) immediately following Executive’s separation of employment under this Agreement for any reason, Executive shall not, in any way, directly or indirectly, solicit, divert or contact any existing or potential customer of the Employers or any of their respective subsidiaries or affiliates that Executive solicited, became aware of, transacted business with, or performed services for during the Employers’ employment of Executive for the purpose of selling any services or products that compete with the services or products the Employers or their respective subsidiaries and affiliates currently offer or in the future, may offer, or solicit or assist in the employment of any employee of the Employers or their respective subsidiaries or affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Enterprise.

(c)    During the Employment Period and thereafter, Executive shall not make any negative or disparaging statements or communications regarding the Employers, their personnel or operations.

(d)    If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court shall hold that the duration, scope or geographical area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e)    Executive acknowledges that Executive’s compliance with Sections 5, 6 and 7 of this Agreement is necessary to protect the goodwill, customer relations, trade secrets, confidential information and other proprietary and legitimate business interests of the Employers. Executive acknowledges that any breach of any of these covenants will result in irreparable and continuing damage to the Employers’ business for which there will be no adequate remedy at law and Executive agrees that, in the event of any such breach of the aforesaid covenants, the Employers and their successors and assigns shall be entitled to seek injunctive relief and to such other and further relief as may be available at law or in equity. Accordingly, Executive expressly agrees that upon any breach, or threatened breach, of the terms of this Agreement, the Employers shall be entitled, as a matter of right, in any court of competent jurisdiction in equity or otherwise to enforce the specific performance of Executive’s obligations under this Agreement, to obtain temporary and permanent injunctive relief without the necessity of proving actual damage to the Employers or the inadequacy of a legal remedy. In the event a court orders the Employers to post a bond in order to obtain such injunctive relief for a claim under this Agreement, Executive agrees that the Employers will be required to post only a nominal bond. The rights conferred upon the Employers in this paragraph shall not be exclusive of any other rights or remedies that the Employers may have at law, in equity or otherwise.

(f)    In the event that Executive materially violates any of the covenants in this Agreement and the Employers commence legal action for injunctive or other relief, then the Employers shall have the benefit of the full period of the covenants such that the covenants shall have the duration of two (2) years computed from the date Executive ceased violation of the covenants, either by order of the court or otherwise.

(g)    Executive acknowledges and agrees that the restrictive covenants contained herein: (i) are necessary for the reasonable and proper protection of the goodwill of the Employers and their trade secrets, proprietary data and confidential information; (ii) are reasonable with respect to length of time, scope and geographic area; and (iii) will not prohibit Executive from engaging in other businesses or employment for the purpose of earning a livelihood following the termination of his relationship with the Employers.

(h)    If Executive materially breaches the general release provided for in Section 4(c) or any provision of Sections 5, 6 and 7 hereunder: (i) the Employers shall no longer be obligated to make any payments or provide any other benefits pursuant to Section 4; and (ii) as applicable, Executive shall forfeit all of the Severance Benefits previously provided to Executive and/or the Employers shall be entitled to reimbursement of any Severance Benefits made to Executive.

8.    Executive’s Representations. Executive hereby represents and warrants to the Employers that to the best of his knowledge: (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; (c) upon the execution and delivery of this Agreement by the Employers, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and (d) Executive is authorized to work in the United States without restriction. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.    Survival. Sections 4 through 21, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

1195 River Road, P.O. Box 302, Marietta, PA 17547

or at his home address as most currently appears in the records of the Employers with a copy by email to

Notices to the Employers:

Donegal Mutual Insurance Company

Attention: Vice President, Human Resources

1195 River Road, P.O. Box 302

Marietta, PA 17547

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.    Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, but not limited to, superseding and preempting the Executive’s prior employment agreements, if any, with Employer).

13.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.    Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.    Successors and Assigns. This Agreement, including, but not limited to, the terms and conditions in Sections 5, 6 and 7, shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties hereto, but in no event may Executive assign or delegate to any other party Executive’s rights, duties or obligations under this Agreement. Executive further hereby consents and agrees that the Employers may assign this Agreement (including, but not limited to, Sections 5, 6 and 7) and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Employers’ control and/or ownership of their assets or business. In such event, Executive agrees to continue to be bound by the terms of this Agreement, subject to its terms.

16.    Choice of Law/Choice of Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Commonwealth of Pennsylvania.

17.     Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation Executive earns as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide Executive and Executive’s eligible dependents with medical insurance coverage as long as Executive and Executive’s eligible dependents are receiving comparable medical insurance coverage from another employer.

18.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Employers and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Employers’ right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.    Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

20.    Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Employers in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Employers (including, without limitation, Executive’s being reasonably available to the Employers upon reasonable notice for interviews and factual investigations, appearing at the Employers’ reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Employers all pertinent information and turning over to the Employers all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments) at reasonable times. In the event the Employers require Executive’s cooperation in accordance with this Section 20 after termination of his employment with the Employers (regardless of the reason) and to the extent Executive is no longer entitled to any payments under this Agreement, including, but not limited to Severance Payments, the Employers shall compensate Executive on an hourly basis for his time spent on the foregoing (including, but not limited to, any travel time) calculated based off of Executive’s Base Salary immediately prior to the termination of his employment with the Employers divided by two thousand eighty (2,080), and reimburse Executive for reasonable travel and other expenses (including, but not limited to, lodging and meals, upon submission of receipts). Nothing about the foregoing shall interfere with Executive’s obligation to testifying truthfully in any forum or from providing truthful information, including, but not limited to, Confidential Information, to any government agency or commission.

21.    409A Compliance.

(i)    The Employers and Executive intend that this Agreement be drafted and administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments thereto, and any other IRS or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject Executive to payment of interest or any additional tax under Section 409A. The Employers and Executive intend for any payments under this Agreement to satisfy either the requirements of Section 409A or to be exempt from the application of Section 409A, and the Employers and Executive shall construe and interpret this Agreement accordingly. In furtherance of such intent, if payment or provision of any amount or benefit under this Agreement that is subject to Section 409A at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the Employers shall postpone payment or provision of such amount or benefit to the earliest commencement date on which the Employers can make such payment or provision of such amount or benefit without incurring such additional tax. In addition, to the extent that any IRS guidance issued under Section 409A would result in Executive being subject to the payment of interest or any additional tax under Section 409A, the Employers and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A. Any such amendment shall have the minimum economic effect necessary and be determined reasonably and in good faith by the Employers and Executive.

(j)    If a payment under this Agreement does not qualify as a short-term deferral under Section 409A or any similar or successor provisions, and Executive is a Specified Employee as of Executive’s Termination Date, the Employers may not make such distributions to Executive before a date that is six months after the date of Executive’s Termination Date or, if earlier, the date of Executive’s death (the “Six-Month Delay”). The Employers shall accumulate payments to which Executive would otherwise be entitled during the first six months following the Termination Date (the “Six-Month Delay Period”) and make such payments on the first day of the seventh month following Executive’s Termination Date. Notwithstanding the Six-Month Delay set forth in this Section 21(b):

(i)    To the maximum extent Section 409A or any similar or successor provisions permit, during each month of the Six-Month Delay Period, the Employers will pay Executive an amount equal to the lesser of (A) the total monthly Severance Benefits or (B) one-sixth of the lesser of (1) the maximum amount that Section 401(a)(17) permits to be taken into account under a qualified plan for the year in which Executive’s Termination Date occurs and (2) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employers for the taxable year of Executive preceding the taxable year of Executive in which Executive’s Termination Date occurs, adjusted for any increase during that year that the parties expected to continue indefinitely if Executive’s Termination Date has not occurred; and

(ii)    To the maximum extent Section 409A, or any similar or successor provisions, permits within ten days following Executive’s Termination Date, the Employers shall pay Executive an amount equal to the applicable dollar amount under Section 402(g)(1)(B) for the year in which Executive’s Termination Date occurred.

(iii)    For purposes of this Agreement, “Specified Employee” has the meaning given that term in Section 409A or any similar or successor provisions. The Employers’ “specified employee identification date” as described in Section 409A will be December 31 of each year, and the Employers’ “specified employee effective date” as described in Section 409A will be February 1 of each succeeding year.

(k)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(l)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any such right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(m)    For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(n)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

DONEGAL MUTUAL INSURANCE COMPANY

By:
Its:

DONEGAL GROUP INC.

By:
Its:

Executive

Schedule of Information Included in Employment Agreements

All of our named executive officers other than Kevin G. Burke, President and Chief Executive Officer, and Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, entered into this form of employment agreement. Therefore, we have filed only this form of employment agreement as an exhibit to our Form 8-K Report. We list below information in the respective employment agreement for each of our named executive officers other than Mr. Burke and Mr. Miller that differs from this form of employment agreement.

Name	Donegal Mutual Title	DGI Title	Annual Base Salary
Richard G. Kelley	Senior Vice President, Field Operations	Senior Vice President	$425,000
Sanjay Pandey	Senior Vice President and Chief Information Officer	Senior Vice President and Chief Information Officer	$425,000
Daniel J. Wagner	Senior Vice President and Treasurer	Senior Vice President and Treasurer	$405,000

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